CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As independent registered public accountants for the USFS Funds Trust, comprised of USFS Funds Limited Duration Government Fund and USFS Funds Tactical Asset Allocation Fund, we hereby consent to all references to our firm included in or made a part of the Statement of Additional Information in the Post-Effective Amendment to the USFS Funds Trust’s Registration Statement on Form N-1A.

Cohen Fund Audit Services, Ltd.
Cleveland, Ohio
March 12, 2013